Exhibit 12 Statement re computation of ratios
	Nine Months Ended October 31,		Fiscal Years Ended
	2000	1999	2000	1999	1998	1997	1996
Income before income taxes	6,903	5,904**	9,083	7,323	5,719	4,877	4,359
Capitalized interest	(43)	(30)	(57)	(41)	(33)	(44)	(50)
Minority interest	(72)	(84)	(170)	(153)	(78)	(27)	(13)
Adjusted profit before tax*	6,788	5,790	8,856	7,129	5,608	4,806	4,296

Fixed charges
Debt interest	842	502	756	529	555	629	692
Capital lease interest	206	197	266	268	229	216	196
Capitalized interest	43	30	57	41	33	44	50
Interest component of rent	514	379	458	523	477	449	425
Total fixed expense	1,605	1,108	1,537	1,361	1,294	1,338	1,363

Profit before taxes and fixed expenses	8,393	6,898	10,393	8,490	6,902	6,144	5,659

Fixed charge coverage	5.23	6.23	6.76	6.24	5.33	4.59	4.15

*  Does not include the cumulative effect of accounting change recorded by the
   Company in Fiscal 2000

** Restated to reflect the impact on the nine months ended October 31, 1999 of the accounting change recorded by the Company in fiscal 2000.